Exhibit 99.1

UPC Holding B.V.

UPC Holding Reports 2010 Results

Amsterdam, the Netherlands — February 25, 2011: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q4”) and year ended December 31, 2010. UPC Holding is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s consolidated financial statements with the accompanying notes are expected to be posted prior to the end of March 2011.

Financial and operating highlights for the year ended December 31, 2010 as compared to the results for the same period last year (unless noted) include:(1)

•                  Organic RGU(2) additions increased 12% to 410,000 in 2010, including 185,000 in Q4

•                  Record year in the Netherlands, adding over 150,000 RGUs in 2010

•                  Best quarter in over 3 years in Western Europe in terms of RGU additions

•                  Revenue increased 8% to €3.74 billion, reflecting rebased(3) growth of 3%

•                  Operating cash flow (“OCF”)(4) improved 7% to €1.78 billion, representing rebased growth of 2%

•                  Strong quarterly performance in Q4, generating 5% rebased OCF growth

•                  Operating income in 2010 increased by 57% year-over-year to €750 million

•                  Capital expenditures as a percentage of revenue declined 320 basis points to 21.5% of revenue

•                  Approximately 90% of consolidated third-party debt is due after 2015(5)

Financial Results

For the three months and year ended December 31, 2010, our reported revenue increased 10% to €972 million and 8% to €3.74 billion, respectively, as compared to the corresponding prior year periods. Our revenue growth in both periods was attributable to a combination of favorable foreign currency (“FX”) movements and organic growth, with the latter driven primarily by our advanced services of digital television, broadband internet and telephony. Adjusting for the impact of FX movements and acquisitions, we realized rebased revenue growth of 4% and 3% for the three months and year ended December 31, 2010, respectively. Our 2010 rebased growth of 3% reflects an improvement, as compared to our 2009 rebased revenue growth of 1%.

Geographically, our Chilean operation (“VTR”) delivered year-over-year rebased revenue growth of 4% in 2010, while our European operations (“UPC Europe”) realized rebased revenue growth of 3%. At UPC Europe, our Western European operations achieved rebased revenue growth of 4%, led by particularly robust performances at our Irish and Dutch operations, which, on the back of strong RGU gains during the year, posted 2010 rebased revenue growth of 11% and 7%, respectively. Additionally, our Central and Eastern European (“CEE”) operations delivered modest rebased revenue growth of 1% in 2010, with Poland’s rebased growth of 11% largely offset by revenue declines in Romania and Hungary. In terms of our fourth quarter performance, our Western European operations achieved a rebased growth rate of 4% in Q4 2010, as compared to 1% in Q4 2009, and our CEE operations improved from a flat quarter in Q4 2009 to 2% rebased growth in Q4 2010.  Notably, Switzerland continues to demonstrate improved revenue trends, delivering its best rebased revenue growth since the fourth quarter of 2008, and Hungary posted its first positive rebased revenue growth rate since Q4 2008.

On a reported basis, we generated OCF of €453 million and €1.78 billion for the three months and year ended December 31, 2010, respectively, reflecting year-over-year growth of 8% and 7%, respectively. In addition to favorable FX movements, our growth in 2010 was attributable in part to rebased growth of 5% and 2% for the three months and year ended December 31, 2010. In addition to rebasing for currency exchange rates and acquisitions, these figures rebase for the impact of a new revenue-based tax that was imposed in Hungary during the fourth quarter with retroactive effect to the beginning of 2010 (the “Hungarian Tax”). The impact of the Hungarian Tax resulted in an increase in our operating expenses of approximately €13 million in Q4 2010.

Similar to our revenue trends, our rebased OCF growth in 2010 was led by 6% rebased OCF growth in our Chilean operation and 4% growth in our Western European operations. Partially offsetting this growth, our CEE operations realized a decline of 4% in rebased OCF on a year-over-year basis, with our Romanian and Hungarian operations adversely impacting our results. Overall, our standout European performers in 2010 included our Polish, Irish, and Dutch operations, which realized full-year rebased OCF growth of 11%, 9% and 7% respectively. In terms of our fourth quarter results, our Dutch operation delivered rebased growth of 10%, its best quarter in two years, and our Swiss operation delivered 6% rebased OCF growth, its best quarterly result in 2010.

For the three months ended December 31, 2010, we reported an OCF margin(6) of 46.5%, which reflects a decline of 110 basis points as compared to our OCF margin of 47.6% for the three months ended December 31, 2009. Excluding the impact of the Hungarian Tax, our OCF margin would have been 47.9%, representing a slight improvement over the prior year quarter. On a full-year basis, we generated a reported OCF margin of 47.5% in 2010, as compared to 48.1% for 2009. Geographically, our Western European operations posted an OCF margin of 54.1% in 2010, which was flat to the prior year, while our CEE operations realized an OCF margin of 47.7% (49.2% excluding the Hungarian Tax), as compared to 51.3% in 2009. In addition, our Chilean operation contributed positively in 2010, recognizing margin improvement of 70 basis points, to finish 2010 with an OCF margin of 41.8%.

Our capital expenditures declined 6% in 2010 to €803 million, as compared to €854 million in 2009. As a percentage of revenue, our capital expenditures in 2010 decreased 320 basis points to 21.5% from 24.7%, with UPC Europe at 21.0% and VTR at 23.8%. With respect to 2011, we expect that capital expenditures as a percentage of revenue will range from 20% to 22% on a consolidated basis, as compared to 21.5% in 2010. It should be noted that the capital expenditures necessary to commercially deploy a wireless network in Chile have been excluded from the aforementioned range, as we have determined to undertake the necessary capital expenditures through an affiliated company of VTR that will fall outside of the UPC Holding borrowing group.

Subscriber Statistics

At December 31, 2010, we served 9.9 million customers who subscribed to 16.4 million services, consisting of 9.1 million video, 4.3 million broadband internet, and 3.0 million telephony RGUs. We finished 2010 with an RGU per customer ratio of 1.66x, led by our Chilean operation with a ratio of 2.08x, and 42% of our customers subscribing to two or more services. Our core strategy of selling multiple products into the home continues to meet with success, as we increased our bundled customer base from 3.9 million at December 31, 2009 to 4.2 million at December 31, 2010.

In 2010, we added 410,000 RGUs, including 185,000 in Q4. On an annual basis, our performance reflects year-over-year growth of 12%, as compared to RGU additions of 366,000 in 2009. Our results were driven by Western Europe, as all four of our operations in the region improved on a year-over-year basis. We added 283,000 RGUs in Western Europe during 2010, representing growth of over 250%, as compared to 2009. The remaining 31% of our 2010 subscriber gains were attributable to our CEE and Chilean operations, which added 72,000 and 56,000 RGUs, respectively.

Our video losses improved modestly to 259,000 in 2010 from 269,000 in 2009. Excluding the impact of Romania in both periods, our video improvement would have been more pronounced, declining to a video loss of 166,000 in 2010 from a video loss of 257,000 in 2009. Benefitting from successful fall campaigns, we realized a Q4 video loss of 13,000, a 39% improvement over the respective prior-year period and our best quarterly result since Q4 2006.

Led by strong performance in Western Europe, we added 737,000 digital cable RGUs in 2010, including 218,000 in Q4. One particular area of strength in Q4 was our Swiss operation, which added 42,000 digital cable subscribers, a record quarter and a nearly 150% increase over the corresponding prior year quarter. On a consolidated basis, we ended 2010 with 4.0 million digital cable RGUs and digital penetration(7) of 46%, an increase from 37% at December 31, 2009. Accelerating demand for HD and DVR services has been the key driver of our incremental growth, as we increased our combined HD and DVR digital cable subscribers from 1.1 million at year-end 2009 to 1.8 million at year-end 2010.

In 2010, we added 375,000 broadband internet subscribers, including 114,000 in Q4 and 294,000 telephony subscribers, including 84,000 in Q4. As compared to our 2009 results, our broadband internet and telephony additions reflect year-over-year growth of 9% and 1%, respectively. Our “Fiber Power” strategy in Europe has been the main driver of our continued growth. This is best exemplified by the success that we have seen in our longest-running “Fiber Power” operation, the Netherlands, which added a combined 214,000 broadband internet and telephony RGUs in 2010, as compared to 110,000 RGUs in 2009. With over 9 million European homes now “Fiber Power” ready, we will look to capitalize on our broadband speed advantage in 2011.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	December 31,	September 30,
	2010	2010
	in millions
UPC Broadband Holding Bank Facility	€5,882.2	€5,845.0
UPCB Finance Limited 7.625% Senior Secured Notes due 2020(8)	496.0	495.9
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	375.9	375.4
UPC Holding 9.875% Senior Notes due 2018	279.2	273.6
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
Other debt, including capital lease obligations	25.1	23.7
Total third-party debt	€7,998.4	€7,953.6

Cash and cash equivalents	€123.1	€71.3

At December 31, 2010, we reported €8.0 billion of third-party debt and €123 million of cash and cash equivalents. As compared to September 30, 2010, our third-party debt increased by €45 million, due largely to the FX impact associated with our U.S. dollar-denominated debt, as a result of the euro weakening relative to the U.S. dollar during the fourth quarter.

Subsequent to December, 31, 2010, we completed two refinancing transactions (the “Refinancing Transactions”), raising long-term capital (approximately 9.5 years) and repaying existing shorter-term debt under our existing credit facility. The Refinancing Transactions are summarized as follows:

•                  On January 31, 2011, we raised €750 million principal amount of 6.375% senior secured notes due July 1, 2020 (the “January Refinancing”) at UPCB Finance II Limited (“UPCB Finance II”).(8) The proceeds from the notes were used to fund a new additional facility (Facility Y) under our senior secured credit facility (the “UPC Broadband Holding Bank Facility”) with UPC Financing Partnership (“UPC Financing”) as the borrower. The proceeds from Facility Y were used to prepay a portion of the outstanding amounts under Facilities M (2014) and U (2017) in the principal amounts of €250 million and €500 million, respectively.

•                  On February 16, 2011, we raised $1.0 billion principal amount of 6.625% senior secured notes due July 1, 2020 (the “February Refinancing”) at UPCB Finance III Limited (“UPCB Finance III”).(8) The proceeds from the notes were used to fund a new additional facility (Facility Z) under the UPC Broadband Holding Bank Facility with UPC Financing as the borrower. The proceeds from Facility Z were used to prepay all of the outstanding amounts under Facility P (2013) and a portion of the outstanding amounts under

Facility T (2016). We repaid Facilities P and T in the principal amounts of $189 million and $811 million, respectively.

At Q4 2010, we estimate that, on a fully swapped basis, our debt borrowing cost(9) was approximately 8.7%. In addition, after adjusting our December 31, 2010 debt balances for the Refinancing Transactions, approximately 90% of the scheduled maturities of our third-party debt are due after 2015.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility. As of December 31, 2010, UPC Broadband Holding had maximum undrawn commitments under Facilities L, Q and W of the UPC Broadband Holding Bank Facility of €821 million, of which we estimate that approximately €414 million will be available upon completion of our fourth quarter compliance reporting requirements.

Similarly, based on the results for December 31, 2010 and subject to the completion of fourth quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.69x,(10) and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.58x.(10)

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at December 31, 2010:

		As of December 31, 2010
Facility	Final maturity	Interest rate	Facility amount(11)	Unused borrowing capacity	Carrying value(12)
			in millions

Facility L	July 3, 2012	E + 2.25%	€129.7	€129.7	€—
Facility M(13)	Dec. 31, 2014	E + 2.00%	€566.6	—	566.6
Facility N	Dec. 31, 2014	L + 1.75%	$357.2	—	267.2
Facility O(14)	July 31, 2013	SR + 2.75%	HUF 5,962.5 / PLN 115.1	—	50.6
Facility P(15)	Sept. 2, 2013	L + 2.75%	$188.6	—	141.1
Facility Q	July 31, 2014	E + 2.75%	€422.0	422.0	—
Facility R	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S	Dec. 31, 2016	E + 3.75%	€1,740.0	—	1,740.0
Facility T(16)	Dec. 31, 2016	L + 3.50%	$1,071.5	—	795.0
Facility U(17)	Dec. 31, 2017	E + 4.00%	€1,250.8	—	1,250.8
Facility V(18)	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€269.1	269.1	—
Facility X	Dec. 31, 2017	L + 3.50%	$1,042.8	—	780.2
Elimination of Facility V in consolidation			€(500.0)	—	(500.0)
Total				€820.8	€5,882.2

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of December 31, 2010, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our outlook and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability and ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations with respect to our future capital expenditures as a percentage of revenue; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, any lingering impact from the Chilean earthquake, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance, UPCB Finance II and UPCB Finance III senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its December 31, 2010 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our consolidated financial statements prior to the end of March 2011, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Bert Holtkamp	+31 20.778.9800
Molly Bruce	+1 303.220.4202

(1)

UPC Slovenia was sold on July 15, 2009 and thus, its results of operations, subscriber metrics and cash flows have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations. Additionally, a common control transfer occurred during the fourth quarter of 2009 (the “Q4 2009 Common Control Transfer”), which involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding. All amounts presented for periods prior to this transfer have been recast to give retroactive effect to this transaction.

(2)

Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis. All quarterly and/or annual subscriber/RGU additions or losses refer to organic changes, unless otherwise noted.

(3)

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2010, we have adjusted our historical 2009 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in the respective 2009 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2010 results and (ii) reflect the translation of our 2009 rebased amounts at the applicable average exchange rates that were used to translate our 2010 results. In addition, our total rebased OCF growth rates, as well as the rebased OCF growth rates for Central and Eastern Europe and Total UPC Europe, reflect the impact of rebasing 2009 results for the Hungarian Tax that was imposed during the fourth quarter of 2010. Please see page 7 for supplemental information.

(4)	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.
(5)	Maturity schedule is as of December 31, 2010, but adjusted to include the impact of both the January and February Refinancings, as discussed on page 3.
(6)	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
(7)	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.
(8)

UPCB Finance Limited (“UPC Finance”), UPCB Finance II and UPCB Finance III are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y and Z under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y and Z in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y and Z eliminate within our condensed consolidated financial statements.

(9)

Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

(10)

Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

(11)

Amounts represent total third-party commitments at December 31, 2010 without giving effect to the impact of discounts. Certain of the originally committed amounts under Facilities L, M, N and P have been novated to one of our subsidiaries, and accordingly, such amounts are not included in the table.

(12)	The Facility T amount includes the impact of discounts.
(13)	Subsequent to December 31, 2010, we repaid all but €317 million of Facility M with proceeds from the January Refinancing.
(14)	SR refers to the specified percentage rate per annum determined by the Polish Association of Banking Dealers – Forex Poland or the National Bank of Hungary, as appropriate for the relevant period.
(15)	Subsequent to December 31, 2010, we repaid Facility P in full with the proceeds from the February Refinancing.
(16)	Subsequent to December 31, 2010, we repaid all but $260 million of Facility T with the proceeds from the January Refinancing.
(17)	Subsequent to December 31, 2010, we repaid all but €751 million of Facility U with the proceeds from the February Refinancing.
(18)

The amount outstanding under Facility V is eliminated through the consolidation of UPCB Finance within our condensed consolidated financial statements. Pursuant to the Facility V accession agreement, the call provisions, maturity and applicable interest rates for Facility V are the same as those of the UPCB Finance Senior Secured Notes.

Revenue and Operating Cash Flow

The following tables present preliminary revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2010, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications and/or direct-to-home satellite (“DTH”) services, including video, broadband internet and telephony services. Most segments also provide business-to-business services. At December 31, 2010, our operating segments in the UPC Europe division provided services in nine European countries. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. VTR provides broadband communications services in Chile.

UPC Europe provides DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia. During the first quarter of 2010, we initiated the process of centralizing these DTH operations into a Luxembourg-based organization, which we refer to as “UPC DTH,” and began reporting UPC DTH’s operations under a centralized management structure within UPC Europe’s Central and Eastern Europe reportable segment. Under the previous management structure, these DTH operations were managed locally in the respective countries with support from UPC Europe’s central operations and, accordingly, were reported in the results of UPC Europe’s Central and Eastern Europe and central operations categories. As a result of this change in structure, the UPC DTH operating results that were previously reported within UPC Europe’s central operations are now reported within UPC Europe’s Central and Eastern Europe segment. Segment information for all periods presented has been restated to reflect this change, give effect to the Q4 2009 Common Control Transfer (as discussed in note 1 on page 6) and present UPC Slovenia as a discontinued operation. We present only the reportable segments of our continuing operations in the tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2010, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2009 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in our rebased amounts for the three months and year ended December 31, 2009 to the same extent that the revenue and OCF of such entities are included in our 2010 results and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2009 at the applicable average foreign currency exchange rates that were used to translate our 2010 results. In addition, we have reduced our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Europe, for the three months and year ended December 31, 2009 to rebase for the Hungarian Tax that was imposed during the fourth quarter of 2010, with retroactive effect to the beginning of 2010. These 2009 OCF reductions were computed as if the Hungarian Tax had been imposed in October 2009 with similar retroactive effect to the beginning of 2009. As a result, our rebased OCF for the three months and year ended December 31, 2009 includes a HUF 3,847 million (€14 million) reduction for the Hungarian Tax, as compared to a HUF 3,545 million (€13 million) reduction to OCF that is included in our actual results for the three months and year ended December 31, 2010. The acquired entity that has been included in the determination of our rebased revenue and OCF for the year ended December 31, 2009 is one small acquisition in Europe. We have reflected the revenue and OCF of this acquired entity in our 2009 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entity and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired business during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of this entity on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2009 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased 2009 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2010 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2009. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s December 31, 2010 condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2010	2009	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€223.9	€207.8	€16.1	7.7	7.7
Switzerland	217.1	186.0	31.1	16.7	2.2
Other Western Europe	157.4	153.6	3.8	2.5	2.5
Total Western Europe	598.4	547.4	51.0	9.3	4.3
Central and Eastern Europe	212.7	204.6	8.1	4.0	1.9
Central operations	(0.3)	0.5	(0.8)	N.M.	—
Total UPC Europe	810.8	752.5	58.3	7.7	3.6
VTR (Chile)	161.4	130.4	31.0	23.8	5.6
Total	€972.2	€882.9	€89.3	10.1	3.9

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2010	2009	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€871.6	€817.5	€54.1	6.6	6.6
Switzerland	811.9	731.9	80.0	10.9	1.3
Other Western Europe	617.9	599.0	18.9	3.2	3.2
Total Western Europe	2,301.4	2,148.4	153.0	7.1	3.8
Central and Eastern Europe	835.8	803.1	32.7	4.1	0.5
Central operations	0.1	0.1	0.0	N.M.	—
Total UPC Europe	3,137.3	2,951.6	185.7	6.3	2.9
VTR (Chile)	602.6	502.3	100.3	20.0	4.1
Total	€3,739.9	€3,453.9	€286.0	8.3	3.1

N.M. — Not Meaningful

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2010	2009	€	%	Rebased %(1)
	in millions, except % amounts
UPC Europe:
The Netherlands	€132.4	€120.9	€11.5	9.5	9.5
Switzerland	120.1	99.7	20.4	20.5	5.5
Other Western Europe	75.2	74.5	0.7	0.9	0.9
Total Western Europe	327.7	295.1	32.6	11.0	6.0
Central and Eastern Europe	89.5	103.4	(13.9)	(13.4)	(3.5)
Central operations	(33.8)	(34.2)	0.4	1.2	—
Total UPC Europe	383.4	364.3	19.1	5.2	4.3
VTR (Chile)	69.1	55.7	13.4	24.1	5.9
Total	€452.5	€420.0	€32.5	7.7	4.5

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2010	2009	€	%	Rebased %(1)
	in millions, except % amounts
UPC Europe:
The Netherlands	€509.2	€477.0	€32.2	6.8	6.8
Switzerland	449.9	404.8	45.1	11.1	1.4
Other Western Europe	286.7	281.0	5.7	2.0	2.0
Total Western Europe	1,245.8	1,162.8	83.0	7.1	3.7
Central and Eastern Europe	398.4	411.8	(13.4)	(3.3)	(3.7)
Central operations	(120.4)	(118.2)	(2.2)	(1.9)	—
Total UPC Europe	1,523.8	1,456.4	67.4	4.6	1.8
VTR (Chile)	251.7	206.4	45.3	21.9	5.8
Total	€1,775.5	€1,662.8	€112.7	6.8	2.3

(1)

In addition to rebasing for currency exchange rates and acquisitions, we have also rebased 2009 results for the Hungarian Tax that was imposed in the fourth quarter of 2010. This impacts the Central and Eastern Europe, Total UPC Europe and Total line items. Please see page 7 for supplemental information.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges). Other operating charges include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	in millions
Total segment operating cash flow	€452.5	€420.0	€1,775.5	€1,662.8
Stock-based compensation expense	(2.7)	(4.1)	(17.3)	(15.1)
Related-party fees and allocations, net	(9.0)	(7.8)	(18.1)	(30.6)
Depreciation and amortization	(236.0)	(258.3)	(974.0)	(1,048.5)
Impairment, restructuring and other operating charges, net	(5.9)	(1.4)	(16.0)	(90.5)
Operating income	€198.9	€148.4	€750.1	€478.1

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	in millions
UPC Europe:
The Netherlands	€37.0	€31.8	€125.8	€106.8
Switzerland	36.8	36.8	154.0	184.3
Other Western Europe	37.6	42.1	143.5	171.4
Total Western Europe	111.4	110.7	423.3	462.5
Central and Eastern Europe	34.6	54.7	156.0	213.4
Central operations	29.3	18.1	80.0	65.4
Total UPC Europe	175.3	183.5	659.3	741.3
VTR (Chile)	26.5	21.4	143.4	112.6
Total UPC Holding	€201.8	€204.9	€802.7	€853.9

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at December 31, 2010, September 30, 2010, and December 31, 2009:

	December 31, 2010	September 30, 2010	December 31, 2009	Q4’10 / Q3’10 (% Change)	Q4’10 / Q4’09 (% Change)
Total Customers
UPC Europe	8,860,000	8,863,300	9,102,200	0.0%	(2.7)%
VTR	1,068,600	1,068,800	1,054,300	0.0%	1.4%
UPC Holding	9,928,600	9,932,100	10,156,500	0.0%	(2.2)%

Total Single-Play Customers	5,719,400	5,822,500	6,297,200	(1.8)%	(9.2)%
Total Double-Play Customers	1,913,300	1,901,600	1,829,100	0.6%	4.6%
Total Triple-Play Customers	2,295,900	2,208,000	2,030,200	4.0%	13.1%

% Double-Play Customers
UPC Europe	19.0%	18.8%	17.6%	1.1%	8.0%
VTR	21.9%	22.4%	21.7%	(2.2)%	0.9%
UPC Holding	19.3%	19.1%	18.0%	1.0%	7.2%

% Triple-Play Customers
UPC Europe	20.7%	19.9%	17.4%	4.0%	19.0%
VTR	42.8%	41.8%	42.4%	2.4%	0.9%
UPC Holding	23.1%	22.2%	20.0%	4.1%	15.5%

RGUs per Customer Relationship
UPC Europe	1.60	1.58	1.52	1.3%	5.3%
VTR	2.08	2.06	2.07	1.0%	0.5%
UPC Holding	1.66	1.64	1.58	1.2%	5.1%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(2) for the indicated periods:

	Year ended December 31,					FX Neutral
	2010		2009		% Change	% Change(3)
UPC Europe		€25.67		€23.65	8.5%	5.1%
VTR	CLP	29,091	CLP	28,564	1.8%	1.8%
UPC Holding		€27.51		€24.99	10.1%	4.8%

(2)

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts.

(3)	FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2010 period are applied to the 2009 results.

Operating Data Table

	Operating Data — December 31, 2010 - UPC Holding Consolidated
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands(13)	2,789,500	2,682,000	1,895,000	3,470,200	997,900	894,200	—	—	1,892,100	2,719,800	843,600	2,690,900	734,500
Switzerland(13)	2,061,800	1,729,600	1,555,100	2,357,700	1,055,500	464,800	—	—	1,520,300	2,122,500	510,200	2,122,100	327,200
Austria	1,168,900	1,168,900	705,500	1,292,100	257,900	268,800	—	—	526,700	1,168,900	439,800	1,169,400	325,600
Ireland	875,300	671,700	533,500	785,500	108,400	316,500	—	65,000	489,900	671,700	199,200	607,700	96,400
Total Western Europe	6,895,500	6,252,200	4,689,100	7,905,500	2,419,700	1,944,300	—	65,000	4,429,000	6,682,900	1,992,800	6,590,100	1,483,700
Hungary	1,250,100	1,236,200	889,500	1,416,900	334,900	247,500	189,700	—	772,100	1,236,200	369,300	1,238,700	275,500
Romania	2,069,600	1,635,700	1,156,400	1,552,200	645,900	283,900	226,600	—	1,156,400	1,635,700	255,000	1,573,900	140,800
Poland	2,049,500	1,938,900	1,096,400	1,770,100	650,300	370,700	—	—	1,021,000	1,938,900	524,600	1,938,800	224,500
Czech Republic	1,326,900	1,217,600	755,400	1,205,300	112,500	411,800	85,500	—	609,800	1,217,600	408,400	1,213,500	187,100
Slovakia	495,100	445,400	273,200	367,100	136,400	85,200	37,500	2,700	261,800	408,400	71,300	408,400	34,000
Total Central & Eastern Europe	7,191,200	6,473,800	4,170,900	6,311,600	1,880,000	1,399,100	539,300	2,700	3,821,100	6,436,800	1,628,600	6,373,300	861,900
Total UPC Europe	14,086,700	12,726,000	8,860,000	14,217,100	4,299,700	3,343,400	539,300	67,700	8,250,100	13,119,700	3,621,400	12,963,400	2,345,600

VTR (Chile)	2,679,300	2,028,300	1,068,600	2,217,600	289,000	608,700	—	—	897,700	2,028,300	698,000	2,017,300	621,900

Total UPC Holding	16,766,000	14,754,300	9,928,600	16,434,700	4,588,700	3,952,100	539,300	67,700	9,147,800	15,148,000	4,319,400	14,980,700	2,967,500

	Subscriber Variance Table — December 31, 2010 vs. September 30, 2010 - UPC Holding Consolidated
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands	7,000	18,800	(14,700)	45,300	(53,100)	38,400	—	—	(14,700)	18,500	28,000	18,800	32,000
Switzerland	32,700	15,500	(17,900)	(700)	(49,700)	33,100	—	—	(16,600)	21,500	9,300	21,300	6,600
Austria	1,900	1,900	(1,000)	15,800	(11,700)	11,300	—	—	(400)	1,900	4,700	2,400	11,500
Ireland	(1,000)	23,000	2,500	22,800	(6,900)	7,900	—	(1,900)	(900)	23,000	14,500	29,500	9,200
Total Western Europe	40,600	59,200	(31,100)	83,200	(121,400)	90,700	—	(1,900)	(32,600)	64,900	56,500	72,000	59,300
Hungary	6,000	5,700	13,300	30,100	(22,600)	21,700	11,800	—	10,900	5,700	11,200	5,800	8,000
Romania	700	3,300	400	(2,000)	(48,300)	20,300	28,400	—	400	3,300	(1,000)	3,300	(1,400)
Poland	9,500	24,100	10,100	37,900	(33,600)	37,900	—	—	4,300	24,100	25,700	24,100	7,900
Czech Republic	3,600	4,100	2,500	13,900	(10,700)	9,400	2,200	—	900	4,100	9,400	4,100	3,600
Slovakia	900	1,000	1,500	6,200	(9,400)	6,900	3,500	(300)	700	1,400	3,400	1,400	2,100
Total Central & Eastern Europe	20,700	38,200	27,800	86,100	(124,600)	96,200	45,900	(300)	17,200	38,600	48,700	38,700	20,200
Total UPC Europe	61,300	97,400	(3,300)	169,300	(246,000)	186,900	45,900	(2,200)	(15,400)	103,500	105,200	110,700	79,500

VTR (Chile)	13,600	13,300	(200)	15,700	(19,400)	22,200	—	—	2,800	13,300	8,300	13,300	4,600

Total UPC Holding	74,900	110,700	(3,500)	185,000	(265,400)	209,100	45,900	(2,200)	(12,600)	116,800	113,500	124,000	84,100

UPC Europe	33,300	92,000	(3,300)	169,300	(254,400)	195,300	45,900	(2,200)	(15,400)	98,100	105,200	105,300	79,500
VTR (Chile)	13,600	13,300	(200)	15,700	(19,400)	22,200	—	—	2,800	13,300	8,300	13,300	4,600
Total Organic Change	46,900	105,300	(3,500)	185,000	(273,800)	217,500	45,900	(2,200)	(12,600)	111,400	113,500	118,600	84,100

ADJUSTMENTS:
Q4 2010 Switzerland Adjustment	28,000	5,400	—	—	8,400	(8,400)	—	—	—	5,400	—	5,400	—
Net adjustments	28,000	5,400	—	—	8,400	(8,400)	—	—	—	5,400	—	5,400	—

Total Net Adds (Reductions)	74,900	110,700	(3,500)	185,000	(265,400)	209,100	45,900	(2,200)	(12,600)	116,800	113,500	124,000	84,100

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (microwave) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (“RGUs”), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 403,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premise as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or through a “digicard,” but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At December 31, 2010, we included 38,600 of these subscribers in the Digital Cable Subscribers reported for Cablecom. In the case of Cablecom, we estimate the number of such subscribers using publicly available data. A “digicard” is a small device that allows customers with a common interface plus (“CI+”) enabled television set who subscribe to, or otherwise have purchased access to our digital cable services, to view such services without a digital set-top box. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 78,900 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 57,000 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At December 31, 2010, Cablecom’s partner networks account for 99,400 Customer Relationships, 156,900 RGUs, 64,500 Digital Cable Subscribers, 392,900 Internet Homes Serviceable, 392,500 Telephony Homes Serviceable, 55,300 Internet Subscribers, and 37,100 Telephony Subscribers. In addition, partner networks account for 479,500 of Cablecom’s digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2010 subscriber table.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, the Netherlands, Austria, Hungary, Ireland and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.